EXHIBIT 4.4
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.
WARRANT TO PURCHASE COMMON STOCK
OF
WEBSIDESTORY, INC.
VOID AFTER SEPTEMBER 5, 2010
This warrant is issued to StarSoft Development Labs, Inc. (“Holder”) by WebSideStory, Inc., a Delaware corporation (the “Company”), on November 21, 2005. This warrant is issued in connection with the master services agreement between the Company and Holder dated September 5, 2005.
1.	Purchase of Shares. Subject to the terms and conditions in this warrant and compliance with applicable laws, the Holder is entitled, upon surrender of this warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company 10,000 shares of common stock of the Company (the “Shares”) at a price per share of $17.84 (the “Exercise Price”).
2.	Exercise Period. This warrant will be exercisable, in whole or in part during the term commencing on September 5, 2007 (the “Warrant Exercisable Date”) and ending at 5:00 p.m. on September 5, 2010. However, if either of the following events occurs after the Warrant Exercisable Date, then this warrant will no longer be exercisable and will become null and void: (i) the closing of the sale or transfer of all or substantially all of the assets of the Company; or (ii) the closing of the acquisition of the Company by means of merger, consolidation, or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity.
3.	Method of Exercise. While this warrant remains outstanding and exercisable, the Holder may exercise, in whole or in part, the purchase rights by:
3.1.	the surrender of this warrant, together with a duly executed copy of the form of notice of exercise attached to this warrant, to the secretary of the Company at its principal offices; and

3.2.	the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.
4.	Conversion Right. In lieu of exercising this warrant as specified in section 3, Holder may at any time when this warrant is exercisable convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares otherwise issuable upon exercise of this warrant minus the aggregate Exercise Price of such Shares by (b) the fair market value of one share. The fair market value of the Shares will be the closing price of the Shares reported for the business day immediately before Holder delivers its Notice of Exercise to the Company.
5.	Adjustments to the Shares. If the Company declares or pays a dividend on its common stock payable in common stock or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder will receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred. Upon any reclassification, exchange, substitution, combination, or other event that results in a change of the number or class of the securities issuable upon exercise or conversion of this warrant, Holder will be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price will be proportionately increased, and the number of Shares to which Holder is entitled to receive upon exercise or conversion of this warrant will be adjusted accordingly.
6.	Certificates for Shares. Upon the exercise of the purchase or conversion rights evinced by this warrant, the Company will issue one or more certificates for the number of Shares so purchased with appropriate restrictive legends.
7.	Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof other than those created by or imposed upon Holder through no action by the Company.
8.	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise or conversion of this warrant, but in lieu of such fractional shares, the Company shall make a cash payment on the basis of the Exercise Price then in effect.
9.	No Stockholder Rights. Prior to exercise or conversion of this warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or to be notified of stockholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

10.	No Transfer of Warrant. Holder may not transfer this warrant or any rights under this warrant in whole or in part to any person or entity.
11.	Successors and Assigns. The terms and provisions of this warrant will inure to the benefit of, and be binding upon, the Company and the Holder and their permitted successors and assigns.
12.	Amendments and Waivers. Any term of this warrant may be amended and the observance of any term of this warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.
13.	Notices. All notices required under this warrant will be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation of receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one day after being sent, when sent by professional overnight courier service, or (iv) five days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder in writing). Notices to the Holder shall be sent to the address of the Holder on the books of the Company (or at such other place as the Holder shall notify the Company in writing).
14.	Governing Law. This warrant shall be governed by the laws of the State of California as applied to agreements among California residents made and to be performed entirely within the State of California.
     WEBSIDESTORY, INC.

/s/ JEFFREY W. LUNSFORD
Jeffrey W. Lunsford, Chief Executive Officer

NOTICE OF EXERCISE
To: WebSideStory, Inc.
The undersigned elects to (check applicable subsection):
___1 Purchase                                         shares of Common Stock of WebSideStory, Inc. pursuant to the terms of the attached warrant and tenders with this notice payment in full of the purchase price of such shares;
OR
___2 Exercise the attached warrant for all of the shares purchasable under the warrant pursuant to the conversion provisions of Section 4 of the warrant.
The undersigned represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

WARRANTHOLDER:

By:

Name:

Title:

Address:

Date:

Name in which shares should be registered: